Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of FelCor Lodging Trust Incorporated of our report dated February 28, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of FelCor Lodging Trust Incorporated, which appear in FelCor Lodging Trust Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, TX
August 13, 2014